INDEPENDENT AUDITORS' CONSENT



The Board of Directors
PHH Corporation:

      We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-86469) of Cendant Corporation of our report dated April 30, 1997, with respect to the consolidated statements of income, shareholder's equity and cash flows of PHH Corporation and subsidiaries (the "Company") for the year ended December 31, 1996, before the restatement related to the merger of Cendant Corporation's relocation business with the Company and reclassifications to conform to the presentation used by Cendant Corporation, which report is included in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 1998. We also consent to the reference to our name under the heading "Experts" in the Registration Statement.



                                         KPMG LLP



Baltimore, Maryland
October 7, 1999